SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                 FORM S-8

                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933

                   NATIONAL HEALTH & SAFETY CORPORATION
          (Exact name of registrant as specified in its charter)


          UTAH                                   87-0505222
(State or jurisdiction of                     (I.R.S. Employer
    incorporation or                         Identification No)
      organization)


                      3811 BEE CAVE ROAD, SUITE 210,
                            AUSTIN, TEXAS 78746
                              (512) 328-0433
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           CONSULTING AGREEMENTS
                         (Full title of the plan)

                           Gary Davis, President
                      3811 Bee Cave Road, Suite 210,
                            Austin, Texas 78746
                              (512) 328-0433
         (Name, address and telephone number of agent for service)

                                 Copy to:
                                Lee Polson
                         Strasburger & Price, LLP
                      600 Congress Avenue, Suite 2600
                            Austin, Texas 78701
                              (512) 499-3600

                      CALCULATION OF REGISTRATION FEE


     Title of       Amount To Be  Proposed Maximum    Proposed            Amount Of
 Securities to be   Registered     Offering Price     Maximum           Registration
    Registered                     Per Share (1)    Aggregate Offering      Fee
                                                    Price Per Share
-----------------   ------------  ----------------  ------------------  ------------

Common Stock, par
value $0.001 per    4,250,000          $0.03          $127,500.00            $31.88
share


    (1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c), based on the closing bid price on May 31, 2001.

                          INTRODUCTORY STATEMENT

National Health & Safety Corporation, ("NHLT") has prepared this
Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, $0.001 par value per share, issued to certain selling shareholders.

Under cover of this Form S-8 is a Reoffer Prospectus NHLT prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reoffers and resales of up to 4,250,000 shares of common stock acquired by the selling shareholders.

PART I    INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule
428. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                            REOFFER PROSPECTUS

                   National Health & Safety Corporation
                      3811 Bee Cave Road, Suite 210,
                            Austin, Texas 78746
                              (512) 328-0433

                     4,250,000 SHARES OF COMMON STOCK

The shares of common stock, $0.001 par value per share, of National Health & Safety Corporation ("NHLT" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to Consulting Agreements for consulting services that the Selling Shareholders provided to NHLT.

The sales may occur in transactions on the OTC Bulletin Board market at prevailing market prices or in negotiated transactions. NHLT will not receive proceeds from any of the sale the Shares. NHLT is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

NHLT's common stock is traded on the OTC Bulletin Board under the symbol
"NHLT."

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page .

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

                               June 1, 2001

                             TABLE OF CONTENTS


REOFFER PROSPECTUS............................................. 1
1   SUMMARY.................................................... 3
2   RISK FACTORS............................................... 4
3   THE COMPANY AND POWERx..................................... 6
    POWER{X} Medical Benefits Network.......................... 6
    Research and Development................................... 7
    Marketing.................................................. 8
    Competition................................................ 8
    Government Regulation...................................... 8
    Employees.................................................. 8
    Consulting Agreement with First Advisors, Inc.............. 9
  4 USE OF PROCEEDS............................................ 9
  5 SELLING SHAREHOLDERS....................................... 9
  6 PLAN OF DISTRIBUTION.......................................10
  7 DESCRIPTION OF SECURITIES..................................11
    Common Stock...............................................11
  8 INCORPORATION BY REFERENCE.................................11

1    SUMMARY

This Reoffer Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Reoffer Prospectus.

National Health & Safety Corporation (the "Company") since 1993 has been engaged in the business of providing health care products and services to the general public on a discount basis. The Company developed POWER{X} Medical Benefits Network ("POWER{X}"), which offers discounts on a wide array of medical and supplemental benefits for consumers. On July 1, 1999, the Company voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code in the Untied States Bankruptcy Court of the Eastern District of Pennsylvania (file no. 99-18339).

On October 1, 1999, the bankruptcy court approved an Asset Purchase Agreement between the Company and MedSmart Healthcare Network, Inc. ("MedSmart"). Pursuant to this agreement, the Company transferred to MedSmart all of its POWER{X} related assets, including the POWER{X} name, all POWER{X} related contracts with provider networks and broker networks, all POWER{X} related expenses and all of the Company's personnel, with the exception of its Chief Financial Officer, Roger H. Folts. Under the agreement, MedSmart paid the Company a total of $150,000 in five installments for the assets, plus a royalty for each POWER{X} related card sold or renewed. MedSmart paid the Company an insignificant amount of royalties during 1999 and 2000.

The bankruptcy court confirmed the Company's Fourth Amended Joint Plan of Reorganization (the "Plan") on November 27, 2000. On January 22, 2001, the Plan was implemented, whereby the former shareholders of MedSmart Healthcare Network, Inc. ("MedSmart") exchanged all of their MedSmart stock for a majority of the outstanding common stock of the Company. This exchange, together with the contribution of $600,000 from new investors as part of the Plan, resulted in a change of control of the Company. When the Company acquired MedSmart as a wholly owned subsidiary under the Plan, it reacquired the POWER{X} related assets.

On May 7, 2001, we retained the services of New Benefits, Inc. to facilitate a high volume implementation of its medical benefits discount program. This contract affiliation provides MedSmart with the capability to sell and distribute a large volume of membership discount cards quickly and efficiently, enabling prompt fulfillment of the company's contracts with existing and future customers. New Benefits has pioneered a customizable, fully automated membership fulfillment process with the capacity to generate up to 4,000 membership cards per hour.
Under the terms of the new agreement, MedSmart will outsource certain administrative functions to New Benefits, including enrollment and processing of new members, fulfillment of membership kits, renewal notification, and member support through live representatives, a toll-free automated referral system and the Internet. We believe that working with New Benefits will allow MedSmart to concentrate its resources on marketing and business development efforts that it anticipates will significantly increase its membership base and revenues.

2    RISK FACTORS

In this section we highlight some of the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

WE HAVE A HISTORY OF LOSSES AND EXPECT MORE LOSSES IN THE FORESEEABLE
FUTURE.

We filed for Chapter 11 bankruptcy proceedings in 1999 because we could not operate profitably. In 2000, we virtually ceased operations, as we had sold POWERx to MedSmart and had no business except income from minimal sales. After emerging from bankruptcy in January 2001, we have continued to have losses from operations, although we realized positive total income in the first quarter due to forgiveness of debt and other accounting transactions associated with the bankruptcy organization. We cannot predict when, if ever, we will begin to operate at a profit. Our auditors have included a going concern qualification in their report on our financial statements for the years 1999 and 2000.

WE WILL NEED ADDITIONAL CAPITAL TO CONTINUE AND EXPAND OPERATIONS.

We have depended on capital provided by financing during the bankruptcy proceedings as well as on equity provided by the investment of $600,000 in our stock by new investors when we emerged from bankruptcy. This investment has proved insufficient for us to achieve profitable operations without another investments. We likely must find additional capital, either in the form of loans or sale of more equity, to provide operating capital until the MedSmart business generates positive cash flow. Given our history of losses, we cannot be sure that we will be able to raise sufficient capital to continue in business until we become profitable.

WE RECENTLY CHANGED OUR BUSINESS MODEL TO CUT EXPENSES AND DO NOT KNOW IF IT WILL BE SUCCESSFUL.

In May 2001, we retained the services of New Benefits, Inc. to facilitate a high volume implementation of our POWERx medical benefits discount program. New Benfefits will provide MedSmart with the capability to sell and distribute a large volume of membership discount cards quickly and efficiently, enabling prompt fulfillment of the company's contracts with existing and future customers. Under the terms of the new agreement, MedSmart will outsource certain administrative functions to New Benefits, including enrollment and processing of new members, fulfillment of membership kits, renewal notification, and member support through live representatives, a toll-free automated referral system and the Internet.
We chose to outsource these services to reduce our costs, increase our services to customers and allow MedSmart to concentrate its resources on marketing and business development efforts. We do not know, however, whether our use of New Benefits will prove successful or let us operate profitably.

NEW BENEFITS, OUR SERVICE PROVIDER, IS ALSO ONE OF OUR COMPETITORS.

New Benefits is an established provider of discount health care services through its own discount medical card and other discounting arrangements with other providers. Our POWERx program will be a competing product, and

New Benefits will be able to use its established relationships and its internal organization to compete with us. We believe that our marketing and sales approach will be able to capture a share of the markets, and that we will profit from our relationship with New Benefits. However, we will not be offering services on terms better than New Benefits can already provide, and we cannot be sure that we will be able to successfully compete with them or with other discount health service providers for business.

WE HAVE NEW MANAGEMENT WITHOUT EXPERIENCE IN OPERATING OUR COMPANY.

As part of our reorganization, Gary Davis became our president and a director in January 2001. In May 2001, we executed a management contract with First Advisors, Inc., a company wholly owned by Mr. Davis, of Austin, Texas, to provide business consultation services to us and to MedSmart. Under the terms of the agreement, First Advisors will assist and advise MedSmart, with the specific goal of facilitating a high volume implementation of its medical benefits discount program. In addition, First Advisors will assist National Health & Safety with attracting additional investment capital, refining the company's marketing and sales plans to grow revenues, and establishing strategic relationships with prospective suppliers, customers, and distribution partners. We cannot be sure if First Advisors will succeed in raising capital or in improving our operations. First Advisors has experience in investing and in investment management but not in the management of a business such as ours.

OUR STOCK PRICE IS LOW AND MAY BE VOLATILE.

We have more than 250,000,000 shares of common stock outstanding. Since we emerged from bankruptcy in January 2001, our stock has traded in the over the counter market at prices less than $0.10 per share. Most of the new common shares that we issued in the bankruptcy reorganization was issued in the MedSmart acquisition (130,000,000 shares) or the new capital investment (45,000,000 shares) and constitute restricted securities under the Securities Act of 1933, so those shares may not be sold without registration under that Act, unless some exemption from registration is available. This stock may become eligible for resale under the provisions of the SEC's Rule 144 in one year from its issuance, in January 2002.

The stock that we issued to creditors and claimants in the bankruptcy reorganization is exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 1145 of the Bankruptcy Code. Therefore, those investors are free to sell their stock in the open markets without restrictions imposed by the registration requirements of federal securities laws. The total amount of outstanding unrestricted common stock currently eligible for resale is approximately 75,000,000 shares, plus the shares being registered in this offering. If a significant number of shareholders decide to sell their shares at about the same time, it could have a further depressing effect on our stock price, or at least could keep our stock price from rising significantly.

YOU MAY NOT BE ABLE TO SELL YOUR SHARES BECAUSE OF THE PENNY STOCK RULES.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions. Our stock is subject to these regulations, which require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The existence of these rules may make it more difficult to sell NHLT stock than for other, more established companies.


3    THE COMPANY AND POWERX

POWER{X} MEDICAL BENEFITS NETWORK

MedSmart has one operating division, POWER{X}, which offers discounts on a wide array of medical and supplemental benefits for consumers. Through membership in POWER{X}, the Company makes available more than 200,000 different medical products, services and supplies at discounts up to 50% below retail. The POWER{X} Medical Benefits Network is fully operational and all of its products and services described herein are currently available. The majority of the Company's revenues are generated from sales of POWER{X} memberships and not through the use of the card.

POWER{X} members have available to them, at discount prices, the services of professional providers of medical services including hospitals, inpatient facilities, clinics and laboratories, physicians, pharmacies, dentists and chiropractors. The Company contracts directly with national preferred provider organization ("PPO") networks to provide access to medical services at discounts ranging from approximately 10% to 40%. PPOs are organizations that offer access to medical services and products to a specific group usually at a discounted rate through an established network of professional providers. The Company contracts with individual PPOs rather than directly with the individual healthcare providers. The services of the professional providers are included in the list of services available to POWER{X} members at a discounted rate under a specific plan. POWER{X} members select the particular providers they wish to use; however, the Company is not involved in the contact between the professional providers and its POWER{X} members except to provide the name of the providers in the list of member benefits.

The Company, through participating PPOs, has been able to procure access to the various services of the professional providers at discounted rates primarily based on anticipated volume increases which the individual provider could expect due to use by POWER{X} members. Typically, the professional provider will agree to provide services and related functions to members for specific identified discounts in reliance upon anticipated increased business from POWER{X} members.

Current POWER{X} professional services available include, but are not limited to, physicians, hospital, laboratory and radiology services, nursing home/extended care facility, audiology, chiropractic, dental, home nursing, orthodontic, ophthalmology and optometry, holistic health providers and a 24 hour nurse hotline. In addition to the various products and services available to POWER{X} members, the network also offers discounts on prescription drugs, either from local pharmacies or by mail order. In order to provide discount prescription drugs to POWER{X} members, the Company has entered into an agreement with a national network of retail pharmacies to provide low-cost and fast access to pharmaceutical medications. POWER{X} uses a prescription network, which represents national pharmacy chains as well as independent pharmacies. POWER{X} members requiring immediate prescriptions will be able to purchase needed medications in their local participating pharmacies at discount prices.

The Company also makes available to its POWER{X} members certain non-medical products and services including discounts on travel, hotels and motels, auto care, grocery coupons, and golf outings. These consumer product options are available in conjunction with any of the POWER{X} card programs for an additional fee. Although the Company is constantly seeking to expand the number and variety of programs and providers that are part of the POWER{X} network, there can be no assurance that the Company will retain any particular program or provider for any particular period of time. In the future, the Company may add or remove the programs that are available through the POWER{X} network and also increase or decrease the number of providers that participate in the POWER{X} network. Management believes that these possible changes are part of the normal evolution of the overall program.

POWER{X} is marketed primarily to institutions and organizations that will then market and distribute the POWER{X} benefit plans to employer groups, associations, and other affinity groups, as well as to individual consumers. The POWER{X} memberships are purchased either by individual consumers or by an employer group to offer as a benefit of employment. Typically, organizations will select the POWER{X} benefits that will best meet the needs of their membership or employee base, with the price of the package being determined by its components. POWER{X} benefits packages are either funded by the organization directly so that every eligible individual in the organization automatically becomes a POWER{X} member, or the organizations will offer POWER{X} memberships to their members and/or employees as an option for the individual to purchase the a POWER{X} card and pay the POWER{X} membership fee if they accept the offer. The Company's revenue for each POWER{X} program is based on a per member annual charge. Each POWER{X} membership covers everyone living in a household.

POWER{X} is designed to be a complementary supplement to most standard health insurance policies and corporate benefits packages. POWER{X} can be purchased as a stand-alone benefit, a low cost alternative to health insurance or to enhance the benefits of an existing health insurance policy by reducing a member's out-of-pocket medical expenses.

Currently, the Company has approximately 150 contracts with various organizations to provide access to POWER{X} benefits. Approximately 1,200 POWER{X} cards are presently in use.

POWER{X} is uniquely designed to enable each participating organization to make its own selection from among the various benefit programs offered by the Company, including both medical and supplemental (non-medical) benefits. This mechanism allows each organization to develop a customized benefits package that will best fit the needs of its members or employees.

RESEARCH AND DEVELOPMENT

The Company has previously conducted a test marketing campaign in various cities using actual POWER{X} cards and participating pharmacies, dentists, and other medical services providers. Data collected from these tests was used to design and develop the POWER{X} program currently being marketed by the Company. The Company did not expend any money in 2000 on development of its POWER{X} product.

MARKETING

The Company's overall marketing strategy is to promote and market POWER{X} to institutions and organizations that will then market and distribute the POWER{X} benefit plans to employer groups, associations, and other affinity groups, as well as to individual consumers. These institutions and organization would have the ability to private-label the POWER{X} card, which may allow them to deepen their relationship with their existing and potential employees, members or customers.

COMPETITION

The Company believes that the principal competitive factors in the discount medical benefits industry include the ability to identify, develop and offer innovative product and service programs, the quality and breadth of product and service programs offered, price and marketing expertise and the level and quality of customer service. In the managed healthcare industry today, there are numerous firms, including health maintenance organizations, preferred provider organizations, other discount medical and consumer discounters, large retailers, insurance companies and financial service institutions that offer discount membership programs and benefits which provide services similar to, or which directly compete, with those provided by the Company.

With the recent reorganization of Company, including a new management team, redefined corporate focus and strategy, an improved marketing and distribution model and assuming adequate capitalization, management of the Company believes it can effectively compete in the marketplace.

GOVERNMENT REGULATION

The Company's operation of the POWER{X} membership program requires the Company to comply with certain state regulations, changes in which could materially increase the Company's operating costs associated with complying with such regulations.

The Company currently monitors its security and quality controls to ensure that all of its marketing practices meet or exceed industry standards and all state and federal regulations. The Company only collects and maintains customer data that is required to administer its business activities, such as a customer's name, address and billing information and only public information is used for marketing and modeling purposes, such as demographic, neighborhood and lifestyle.

EMPLOYEES

On March 31, 2001, the Company had one full-time employee, its chief financial officer. Any new employees will be employed by MedSmart.

As of December 31, 2000, MedSmart employed five full-time employees. When the Plan was implemented in January 2001, a seven member management team replaced the MedSmart employees. Management presently anticipates hiring additional employees as the business warrants and as funds become available.

SERVICE AGREEMENT WITH NEW BENEFITS, INC.

On May 7, 2001, we retained the services of New Benefits, Inc. to facilitate a high volume implementation of its medical benefits discount program. This contract affiliation provides MedSmart with the capability to sell and distribute a large volume of membership discount cards quickly and efficiently, enabling prompt fulfillment of the company's contracts with existing and future customers. New Benefits has pioneered a customizable, fully automated membership fulfillment process with the capacity to generate up to 4,000 membership cards per hour.
Under the terms of the new agreement, MedSmart will outsource certain administrative functions to New Benefits, including enrollment and processing of new members, fulfillment of membership kits, renewal notification, and member support through live representatives, a toll-free automated referral system and the Internet.

CONSULTING AGREEMENT WITH FIRST ADVISORS, INC.

The Company has entered a consulting agreement with First Advisors, Inc. that hires First Advisors to analyze the current status of and recommend improvements for the Company in regard to the Company's business plan, financial condition, management and personnel and strategic and professional relationships. The consulting relationship will last one year, unless either party gives 30 days notice of canceling the relationship. The Company will pay First Advisors between 750,000 and 1,250,000 shares of NHLT each month for services, as well as reimbursement for expenses.

4    USE OF PROCEEDS

NHLT will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

5    SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to agreements with NHLT for consulting services they provided to NHLT. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of May 25, 2001,the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.

SHAREHOLDERS      RELATIONSHIP    SHARES       SHARES     SHARES     PERCENTAGE
                    TO NHLT       OWNED      OFFERED IN   OWNED     OWNED AFTER
                                  BEFORE        SALE      AFTER      SALE (2)
                                   SALE                   SALE
Gary Davis(1)     President      24,649,982  1,250,000  23,399,982     9.71%

James Kennard     Director        3,652,139  1,500,000   2,152,139     0.89%

Eugene Rothchild  Director        2,172,500  1,500,000     672,500     0.28%

            TOTAL SHARES TO BE REGISTERED:   4,250,000

(1)IPA Investors, LP owns 15,000,000 shares, Gary Davis owns 8,399,982 shares, and First Advisors, Inc., owns 1,250,000, for a total number of shares attributed to Gary Davis of . Gary Davis is the President of First Advisors, Inc. and NHLT and the general partner of IPA Investors, LP. Only the shares of First Advisors, Inc. are being registered and sold. First Advisors, Inc., is wholly owned by Gary Davis and is the entity through which he is performing services as a consultant for the Company.

(2)Based on 241,100,021 shares issued and outstanding after the issuance of 4,250,000 shares after May 1, 2001.

6    PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the OTC Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders. In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering other than the legal fees incurred in connection with the preparation of this registration statement and will not receive any proceeds from sales of any Shares by the Selling Shareholders.

7    DESCRIPTION OF SECURITIES

NHLT is authorized to issue up to 500,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share. Issuance of nonvoting equity securities is prohibited. Cumulative voting by the shareholders of the Corporation at any election for Directors is prohibited.

Common Stock

As of May 25, 2001, 241,100,021 shares of Common Stock are outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock, if any. Holders of Common Stock have no right to convert their New Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable.

8    INCORPORATION BY REFERENCE

The SEC allows NHLT to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

The following documents filed by the Company with the Commission are hereby incorporated by reference:

* The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;
* The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2001;
* The Company's Current Reports on Form 8-K filed February 4, 2001, February 16, 2001, and March 6, 2001, and on Form 8-KA filed on March 28, 2001; and

* The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-K dated January 22, 2001, including any amendment or report filed for the purpose of updating such description.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Offer at NHLT at NHLT's executive offices, located at 3811 Bee Cave Road, Suite 210, Austin, Texas 78746. NHLT's telephone number is (512) 328-0433.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Company with the Commission are hereby incorporated by reference:

* The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000;
* The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 2001;
* The Company's Current Reports on Form 8-K filed February 4, 2001, February 16, 2001, and March 6, 2001, and on Form 8-KA filed on March 28, 2001; and
* The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-K dated January 22, 2001, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.   DESCRIPTION OF SECURITIES.

See Description of Securities in Section 6 of the Reoffer Prospectus at page 11.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Article VIII of our Articles of Incorporation, we have eliminated the potential liability of Directors, Officers and employees to us, and are required to indemnify our Directors, Officers, and employees against any liability for monetary damages, to the extent allowed by Utah law. The Utah Revised Business Corporation Act ("URBCA") allows corporations, including our Company, to eliminate or limit the liability of directors for monetary damages except liability for financial benefit received by a director to which he is not entitled, intentional infliction of harm on the corporation or the shareholders, for unlawful distributions, or intentional violation of criminal law. The URBCA provisions do not affect the availability of equitable remedies against directors nor change the standard of duty to which directors are held.

The Securities and Exchange Commission has stated that, in its opinion, indemnification of officers and directors for violations of federal securities laws is unenforceable and void as a matter of public policy.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.   EXHIBITS.

The following exhibits are filed as part of this Registration Statement:

(a)Certain of the Exhibits set forth in the following index are incorporated by reference.

2.1* Fourth Amended Joint Plan of Reorganization, In Re: National Health & Safety Corporation, Debtor, Case No. 99-18339-DWS, U.S. Bankruptcy Court, Eastern District of Pennsylvania, dated August 21, 2000, incorporated by reference to the Company's report on Form 8-K dated November 28, 2000.

2.2* Fourth Amended Disclosure Statement , In Re: National Health & Safety Corporation, Debtor, Case No. 99-18339-DWS, U.S.
         Bankruptcy Court, Eastern District of Pennsylvania, dated August 21, 2000.

2.3* Asset Purchase Agreement by and between MedSmart Healthcare Network, Inc., as Seller and National Health & Safety Corporation, as Purchaser, January 22, 2001.

2.4* Order confirming Fourth Amended Joint Plan of Reorganization, dated November 27, 2000.

3.1* Amended and Restated Articles of Incorporation, filed with the Utah Department of Commerce Division of Corporations and
         Commercial Code on January 22, 2001.

3.2*     Bylaw Amendment, adopted on January 22, 2001.

4.1* Certificate of Designation for Series A Preferred Stock, filed with the Utah Department of Commerce Division of Corporations and Commercial Code on January 22, 2001.

4.2* Certificate of Designation for Series B Preferred Stock, filed with the Utah Department of Commerce Division of Corporations and Commercial Code on January 22, 2001.

4.3* Warrant Agreement, filed with the Utah Department of Commerce Division of Corporations and Commercial Code on January 22, 2001.

4.4*     Class A Warrant Certificate, dated January 22, 2001.

4.5*     Class B Warrant Certificate, dated January 22, 2001.

5.1 Opinion of Sheinfeld, Maley & Kay, P.C., as to legality of securities.

21.1*    Subsidiaries of the Registrant- MedSmart Healthcare Networks, Inc.

24.1 Consent of Sheinfeld, Maley & Kay, P.C., contained in legal opinion, Exhibit 5.1.

24.2     Consent of Sprouse & Winn, LLP
----------
* Previously filed as an exhibit to the Company's report on Form 8-K dated January 22, 2001 and incorporated by reference herein.

ITEM 9.   UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:
   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and
      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs
            (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
            Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 31st day of May, 2001.

NATIONAL HEALTH & SAFETY CORPORATION

By:  /s/ Gary Davis
     ----------------------------
     Gary Davis, President and Chief Executive Officer

By:  /s/ Roger Folts
     ----------------------------
     Roger Folts, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 31, 2001 by the following persons in the capacities indicated.

/s/Gary Davis
----------------------------
Gary Davis, Director and Chairman of the Board of Directors

/s/ Eugene M. Rothchild
----------------------------
Eugene M. Rothchild, Director

/s/ James R. Kennard
----------------------------
James R. Kennard, Director

/s/ Jimmy E. Nix II
----------------------------
Jimmy E. Nix II, Director